Exhibit 3.5
FIRST AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
AEGIS PRODUCTS, INC.

Aegis Products Inc. (the “Corporation”), pursuant to the requirements of the Texas Business Corporations Act, hereby adopts this Amendment to its Articles of Incorporation.

WHEREAS, the Amendments set forth below were adopted by a resolution by the Corporation’s Board of Directors on December 1, 2006 and submitted to the Corporation’s stockholders for their approval by written consent in accordance with the requirements of the Texas Business Corporations Act; and

WHEREAS, each amendment to the Articles of Incorporation has been effected in conformity with the requirements of Article 4.02 of the Texas Business Corporations Act and were adopted by the written consent of the Corporation’s shareholders on December 1, 2006.

WHEREAS, number of shares of the Corporation outstanding at the time of such adoption and the number of shares entitled to vote thereon was 14,596,380 shares of common stock, par value $.01 per share (the “Common Stock”). The holders of 10,892,305 shares of Common Stock consented in writing to the adoption of the amendments and the holders of 25,000 shares of Common Stock either voted against such adoption or refrained from voting with respect thereto:

WITNESS, in accordance with the provisions of Article 4.04 of the Texas Business Corporations Act, Article One is hereby amended to read in its entirety as follows:

ARTICLE ONE: The name of the corporation (hereinafter called the “Corporation”) is:

Biofuels Power Corporation.

AND

WITNESS FURTHER, in accordance with the provisions of Article 4.04 of the Texas Business Corporations Act, Article Four is hereby amended to read in its entirety as follows:

ARTICLE FOUR: The total number of shares of stock which the Corporation shall have authority to issue is 60,000,000 shares with a par value of one cent ($0.01) per share of which 50,000,000 shares are designated as common stock, par value $0.01 per share (the “Common Stock”) and 10,000,000 shares of which are designated as preferred stock, par value $0.01 per share (the “Preferred Stock”).

(a)           The Board of Directors of the Corporation is hereby authorized to, by any resolution or resolutions duly adopted in accordance with the provisions of the Texas Business Corporations Act and the By-Laws of the Corporation, authorize the issuance of any or all of the preferred stock in any number of classes or series within such classes and in the resolution or resolutions authorizing such issuance, to set all terms of such preferred stock of any class or series, including, without limitation:

(1)           the designation of such class or series, the number of shares to constitute such class or series, whether the shares shall be of a stated par value or no par value, and the stated value thereof if different from the par value thereof;

(2)           the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other class or series of preferred stock;

(3)           whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(4)           the amount or amounts payable upon shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(5)           whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other Corporation purposes and the terms and provisions relating to the operation thereof;

(6)           whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of preferred stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(7)           the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other class or series of Preferred Stock or of any other class; and

(8)           any other powers, preferences and relative, participating, options and other special rights, and any qualifications, limitations and restrictions, thereof.

(b)           The powers, preferences and relative, participating optional and other special rights of each class or series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

IN WITNESS WHEREOF, Aegis Products, Inc. has caused this First Amendment to the Articles of Incorporation of Aegis Products, Inc. to be signed by Steven S. McGuire, its president, and Kristi Bomar, its Secretary, this 1st day of December 2006.

AEGIS PRODUCTS, INC.	ATTEST

/s/ Steven S. McGuire	/s/ Kristi Bomar
STEVEN S. MCGUIRE, PRESIDENT	KRISTI BOMAR, SECRETARY